As filed with the Securities and Exchange Commission on September 15, 2022 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

ZSCALER, INC.
(Exact name of Registrant as specified in its charter)

Delaware	26-1173892
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
120 Holger Way San Jose, California 95134
(Address of principal executive offices, including zip code)

Fiscal Year 2018 Equity Incentive Plan Fiscal Year 2018 Employee Stock Purchase Plan
(Full title of the plan)

Jagtar Chaudhry Chief Executive Officer and Chairman Zscaler, Inc. 120 Holger Way San Jose, California 95134 (408) 533-0288
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Raj S. Judge, Esq. Mark B. Baudler, Esq. Lianna C. Whittleton, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Robert Schlossman, Esq. Chief Legal Officer Zscaler, Inc. 120 Holger Way San Jose, California 95134 (408) 533-0288

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers additional shares of common stock of Zscaler, Inc. (the “Registrant”) under the Zscaler, Inc. Fiscal Year 2018 Equity Incentive Plan (the “2018 Plan”) and the Zscaler, Inc. Fiscal Year 2018 Employee Stock Purchase Plan (the “2018 ESPP”) for which a registration statement on Form S-8 (No. 333-223740) was filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2018 and related registration statements on Form S-8 (No. 333-227323, No. 333-233831, No. 333-248870 and No. 333-259587) were filed with the Commission on September 13, 2018, September 18, 2019, September 17, 2020 and September 16, 2021, respectively. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement, except that the provisions contained in Parts I and II of such earlier registration statements are modified as set forth in this Registration Statement. The number of shares of the Registrant’s common stock available for grant and issuance under the 2018 Plan is subject to an annual increase on the first day of each fiscal year by an amount equal to the least of (i) 12,700,000 shares of common stock, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of common stock determined by the Registrant’s board of directors (the “2018 Plan Evergreen Provision”). The number of shares of the Registrant’s common stock available for issuance under the 2018 ESPP is subject to an annual increase on the first day of each fiscal year by an amount equal to the least of (i) 2,200,000 shares of common stock, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such amount as determined by the administrator of the 2018 ESPP (the “2018 ESPP Evergreen Provision,” and along with the 2018 Plan Evergreen Provision, the “Evergreen Provisions”). On August 1, 2022, the number of shares of the Registrant’s common stock available for grant and issuance under the 2018 Plan and available for issuance under the 2018 ESPP increased by 7,151,898 and 1,430,379 shares, respectively. This Registration Statement registers such additional shares of the Registrant’s common stock, which were available for grant and issuance under the 2018 Plan and available for issuance under the 2018 ESPP pursuant to the Evergreen Provisions as of August 1, 2022.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:
(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2022, or the Annual Report, filed with the Commission on September 15, 2022 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(2)All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

(3)The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38413) filed with the Commission on March 5, 2018, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors or officers for monetary damages for breach of their fiduciary duty as directors or officers.
In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant provide that:
•The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
•The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
•The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.
•The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.
•The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.
The Registrant has entered into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.
These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
See also the undertakings set out in response to Item 9 herein.
Item 7.  Exemption from Registration Claimed.
Not applicable.
Item 8.  Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
4.1	Form of common stock certificate of the Registrant	S-1	333-223072	4.2	2/16/2018
4.2	Fiscal Year 2018 Equity Incentive Plan and related form agreements	10-K	001-38413	10.2	9/18/2019
4.3	Fiscal Year 2018 Employee Stock Purchase Plan and related form agreements	S-1/A	333-223072	10.3	3/13/2018
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)
107.1	Filing Fee Table
Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on September 15, 2022.

ZSCALER, INC.

By:	/s/ Jagtar Chaudhry
Jagtar Chaudhry
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jagtar Chaudhry and Remo Canessa, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jagtar Chaudhry	Chief Executive Officer and	September 15, 2022
Jagtar Chaudhry	Chairman of the Board of Directors (Principal Executive Officer)

/s/ Remo Canessa	Chief Financial Officer	September 15, 2022
Remo Canessa	(Principal Accounting and Financial Officer)

/s/ Karen Blasing	Director	September 15, 2022
Karen Blasing

/s/ Andrew Brown	Director	September 15, 2022
Andrew Brown

/s/ Scott Darling	Director	September 15, 2022
Scott Darling

/s/ Charles Giancarlo	Director	September 15, 2022
Charles Giancarlo

/s/ Eileen Naughton	Director	September 15, 2022
Eileen Naughton

/s/ David Schneider	Director	September 15, 2022
David Schneider

/s/ Amit Sinha	President and Director	September 15, 2022
Amit Sinha